Exhibit 10.9

GLOBAL AVIATION HOLDINGS INC.
2009 SHORT TERM INCENTIVE PLAN
FOR NAMED EXECUTIVE OFFICERS

Introduction

Global Aviation Holdings Inc. (the “Company”) pays cash-based annual incentive bonuses to reward eligible employees for achieving or surpassing performance targets established by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  Historically, the Company adopts a single annual incentive cash bonus plan, referred to as the Short Term Incentive Plan, or STIP.

The STIP adopted by the Committee for the 2009 fiscal year set forth the general terms of the Company’s annual incentive cash bonus plan and included the goals and target payouts for eligible employees other than the named executive officers (the “2009 STIP”).  The target payouts for the named executive officers were established in the amended and restated employment agreements that the Company entered into in 2009 with each of its named executive officers.

This document memorializes the goals and target payouts for each of the named executive officers and the general terms of the STIP as applied in 2009 to the named executive officers (the “2009 STIP for Executive Officers”).

Program Overview

The 2009 STIP for Executive Officers is designed to supplement base salaries and to reward the named executive officers with cash for meeting specific financial goals established by the Committee.  For 2009, performance targets are based on the Company achieving established EBITDA goals, which are set forth in greater detail below.  The Company must achieve the threshold financial performance goal before payouts will occur.  Higher financial performance of the Company results in a higher incentive potential.

Eligibility

Only the Company’s “named executive officers,” as determined for purposes of the Company’s Form S-1, are eligible to participate in the 2009 STIP for Executive Officers.

Timing of Payments

Cash bonus payments pursuant to the 2009 STIP for Executive Officers will be paid in 2010.  Named executive officers must be employed by the Company on the date that the cash bonus payments pursuant to the 2009 STIP for Executive Officers are paid.

Individual Performance Goals

There are no individual performance goals established for the named executive officers under the 2009 STIP.

Company Performance Goals and Individual Payout Percentages For Named Executive Officers

Target is 100% of EBITDA (earnings before interest, taxes, depreciation, and amortization) for 2009, without any reduction for bonuses paid to all employees of the Company under the 2009 STIP and the 2009 STIP for Executive Officers (the “Pre-Bonus EBITDA”).  Pre-Bonus EBITDA may be adjusted by the Committee in its discretion for unusual items beyond the reasonable control of management (the “Adjusted Pre-Bonus EBITDA”) for purposes of determining the performance level achieved.

Threshold is 75% of target.  The plan is capped at 150% of target.  Performance levels within these ranges are delineated at 5% intervals.  If the actual performance level is between one of these intervals then the potential awards are based on the lower performance level.  The chart below sets forth the performance goal intervals and the associated payout percentages of base salary for each of the named executive officers.  Base salary is determined based on base salary payments received during the performance period.  For 2009, the target Adjusted Pre-Bonus EBITDA was $113.1 million.

	Potential 2009 Award As Percent of Base Salary
Percentage of Adjusted Pre-Bonus EBITDA Target Achieved	Robert R. Binns	William A. Garrett	Charles P. McDonald	Mark M. McMillin	Jeffrey P. Sanborn
75% (threshold)	50%	38%	38%	30%	30%
80%	60%	45%	45%	36%	36%
85%	70%	53%	53%	42%	42%
90%	80%	60%	60%	48%	48%
95%	90%	68%	68%	54%	54%
100% (target)	100%	75%	75%	60%	60%
105%	110%	83%	83%	66%	66%
110%	120%	90%	90%	72%	72%
115%	130%	98%	98%	78%	78%
120%	140%	105%	105%	84%	84%
125%	150%	113%	113%	90%	90%
130%	160%	120%	120%	96%	96%
135%	170%	128%	128%	102%	102%
140%	180%	135%	135%	108%	108%
145%	190%	143%	143%	114%	114%
150% (maximum)	200%	150%	150%	120%	120%